For Release on February 24, 2004	Exhibit 99.1

TOWN SPORTS INTERNATIONAL REPORTS ON THE QUARTER ENDED DECEMBER 31, 2003

(New York, NY) February 24, 2004 – Town Sports International (TSI), a leading owner and operator of 129 health clubs in major cities from Washington, DC north through New England, today announced its results for the year ended December 31, 2003.

Revenues for the three months were $82.8 million, an increase of $1.6 million, or 1.9% over the same quarter of 2002. During the quarter, TSI’s mature clubs (those in operation for 24 months or longer) experienced a decrease in revenue of 0.8% over the prior year’s quarter. This slight decrease was driven by our Manhattan mature clubs, which decreased 3.2% and was offset by a 0.9% revenue increase at our mature clubs outside of Manhattan. The fifteen clubs opened or acquired within the last twenty-four months contributed to $3.5 million of the increase in revenue in the quarter ended December 31, 2003 over the prior year.

“The fourth quarter of 2003 was a transitional quarter for us. This fourth quarter marked the completion of our company-wide rollout of our new club management enterprise system with over 50% of our clubs converting from our old systems in this quarter. Also, in this quarter we introduced a new membership structure, adding one and two year commit memberships to our popular month-to-month membership plan. Although these events were somewhat distracting to our employees in the short term, we are confident they will both improve our business in the long term.” said Bob Giardina, CEO of TSI.

The Company’s EBITDA (earnings before interest, taxes, and depreciation) decreased by 8.3% to $15.8 million this quarter from $17.2 million in last year’s quarter.

Operating income for the quarter was $6.4 million compared to $9.0 million in the fourth quarter of 2002, while net interest expense increased to $6.5 million from $4.1 million.

The decrease in operating income and EBITDA in the fourth quarter of 2003 when compared to the same period of 2002 was due to: revenue shortfalls at mature clubs, increased advertising costs associated with weak membership sign-ups, and increases in utility and real estate occupancy costs. Furthermore our business interruption claim related to the September 11, 2001 events was settled in the third quarter of 2003 and as such no revenues were recorded in this fourth quarter of 2003, while $0.6 million were received in the comparable quarter of 2002.

The Company recorded net income for the quarter of $0.4 million compared to $3.3 million for the comparable period in the prior year.

For the year ended December 31, 2003, consolidated revenues were $342.5 million compared to $319.4 million last year. Operating income for the year ended December 31, 2003 was $44.0 million compared to $38.1 million in the prior year. EBITDA for the year was $78.9 million versus $69.8 million, a growth of 13.0% during the last year. The Company recorded net income for the year of $7.4 million compared to $10.5 million for the comparable period in the prior year. In the last twelve months the Company relocated three clubs and opened three new Greenfield clubs keeping the club count at 127 owned and two part-owned clubs.

Town Sports: Reconciliation of the quarters and years ending December 31, 2002 and 2003 EBITDA and Adjusted EBITDA
($ in thousands)

	4Q 2002	4Q 2003	% Chg.	2002	2003	% Chg.

Net Income	$3,253	$375	(88.5)%	$10,507	$7,429	(29.3)%
Provision (benefit) for corporate income taxes	1,649	(467)		9,709	5,537
Loss on extinguishment of debt	—	—		—	7,773
Interest expense, net of interest income	4,139	6,517		16,421	23,226
Cumulative effect of a change in accounting principle, net of income tax benefit of $612	—	—		689	—
Loss (earnings) on discontinued operations	(59)	—		767	—
Depreciation and amortization	8,262	9,392		31,748	34,927

EBITDA	$17,244	$15,817	(8.3)%	$69,841	$78,892	13.0%
Non-cash rental expense, net of noncash rental income	391	339		1,670	1,650
Non-cash compensation expense incurred in in connection with stock options	306	(10)		1,207	197

Adjusted Ebitda	$17,941	$16,146	(10.0)%	$72,718	$80,739	11.0%

Margin	22.1%	19.5%		22.8%	23.6%

Certain statements in this release are forward-looking statements, including without limitation, statements regarding future financial results and performance and potential sales revenue. These statements are subject to various risks and uncertainties, many of which are outside our control, including the level of market demand for our services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of Federal and State tax laws and regulations, and other specific factors discussed herein and in other releases by the Company. The information contained herein represents management’s best judgment as of the date hereof based on information currently available. However, we do not intend to update this information to reflect development or information obtained after the date hereof and disclaim any legal obligation to the contrary.

EBITDA is defined as earnings before interest, taxes, depreciation, amortization, loss on extinguishment of debt and a cumulative effect of a change in accounting principle. EBITDA is presented because we believe it provides useful information regarding our operating performance and financial condition. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) or as a measure of our profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA is calculated by adding to or deducting from EBITDA (as described above), certain items of income and expense consisting of: (i) non-cash deferred lease expense, net of non-cash deferred lease income, and (ii) non-cash compensation expense in connection with stock options. We believe that the adjustment for these items is appropriate for such periods in order to provide an appropriate analysis of recent historical results. Adjusted EBITDA is presented because we believe it provides useful information regarding our operating performance and financial condition. Adjusted EBITDA closely reflects a metric used by our lenders when assessing our compliance with debt covenants. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income (loss) or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenues. Additionally, investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

TOWN SPORTS INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
All figures $’000
December 31, 2002 and 2003
(Unaudited)

	December 31,	December 31,
	2002	2003

ASSETS
Current assets:
Cash and cash equivalents	$5,551	$40,802
Accounts receivable, net	1,333	1,469
Inventory	1,132	750
Prepaid corporate income taxes	3,012	4,062
Prepaid expenses and other current assets	4,430	5,322

Total current assets	15,458	52,405
Fixed assets, net	210,823	223,599
Goodwill, net	45,531	45,864
Intangible assets, net	1,675	630
Deferred tax assets, net	20,254	16,771
Deferred membership costs	14,408	13,038
Other assets	6,101	9,892

Total assets	$314,250	$362,199

LIABILITIES and STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt and capital lease obligations	$5,178	$3,486
Accounts payable	5,328	5,379
Accrued expenses	21,634	26,006
Deferred revenue	26,510	26,621

Total current liabilities	58,650	61,492
Long-term debt and capital lease obligations	155,765	258,391
Deferred lease liabilities	23,644	25,856
Deferred revenue	3,435	3,002
Other liabilities	7,530	7,862

Total liabilities	249,024	356,603

Redeemable preferred stock:
Redeemable senior preferred stock	62,125	—
Series A redeemable preferred stock	34,841	39,890

	96,966	39,890

Stockholders’ deficit:
Series B preferred stock	303	9,961
Class A voting common stock	1	1
Paid-in capital	(32,149)	(45,627)
Unearned compensation	(278)	(172)
Accumulated other comprehensive income	293	596
Retained earnings	90	947

Total stockholders’ deficit	(31,740)	(34,294)

Total liabilities, redeemable preferred stock and stockholders’ deficit:	$314,250	$362,199

TOWN SPORTS INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months and years ended December 31, 2002 and 2003
All figures $’000
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,

	2002	2003	2002	2003

Revenues:
Club operations	$79,737	$81,921	$314,995	$336,140
Fees and other	1,497	890	4,432	6,401

	81,234	82,811	319,427	342,541

Operating expenses:
Payroll and related	32,526	31,962	129,105	130,585
Club operating	24,895	28,954	99,113	111,069
General and administrative	6,569	6,078	21,368	21,995
Depreciation and amortization	8,262	9,392	31,748	34,927

	72,252	76,386	281,334	298,576

Operating income	8,982	6,425	38,093	43,965
Loss on extinguishment of debt	—	—	—	7,773
Interest expense	4,161	6,564	16,559	23,670
Interest income	(22)	(47)	(138)	(444)

Income (loss) before provision for corporate income taxes and cumulative effect of a change in accounting principle	4,843	(92)	21,672	12,966
Provision (benefit) for corporate income taxes	1,649	(467)	9,709	5,537

Income before cumulative effect of a change in accounting principle	3,194	375	11,963	7,429
Cumulative effect of a change in accounting principle, net of income tax	—	—	(689)	—
(Loss) gain on discontinued operations, net of income tax	59	—	(767)	—

Net income	$3,253	$375	$10,507	$7,429

TOWN SPORTS INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2002 and 2003
All figures $’000
(Unaudited)

	Years ended
	December 31,

	2002	2003

Cash flows from operating activities:
Net Income	$10,507	$7,429

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,025	34,927
Goodwill impairment write-off	1,301	—
Club closure costs	996	—
Compensation expense in connection with stock options	1,207	197
Noncash rental expense, net of noncash rental income	1,670	1,650
Amortization of debt issuance costs	1,928	1,627
Change in certain working capital components	2,413	(227)
Decrease (increase) in deferred tax asset	(1,162)	3,483
Decrease in deferred membership costs	340	1,370
Loss on extinguishment of debt	—	7,773
Other	(420)	24

Total adjustments	40,298	50,824

Net cash provided by operating activities	50,805	58,253

Cash flows from investing activities:
Capital expenditures, net of effects of acquired businesses	(41,393)	(43,397)
Proceeds from sale of equipment	—	176
Acquisition of businesses	(2,322)	(130)
Landlord contributions	3,533	617

Net cash used in investing activities	(40,182)	(42,734)

Cash flows from financing activities:
Proceeds from 9-5/8% Senior Note Offering	—	255,000
Repayment of 9 3/4% Senior Notes	—	(125,000)
Premium paid on extinguishment of debt and other costs	—	(4,064)
Redemption of redeemable senior preferred stock	—	(66,977)
Transaction costs related to 9 5/8% Senior Notes	—	(9,578)
Net line of credit repayments	(8,245)	(14,500)
Net subordinated credit (repayment) borrowings	2,810	(9,000)
Repurchase of Series B preferred stock	—	(583)
Repayments of other borrowings	(5,095)	(5,566)

Net cash provided by (used in) financing activities	(10,530)	19,732

Net increase in cash and cash equivalents	93	35,251
Cash and cash equivalents at beginning of period	5,458	5,551

Cash and cash equivalent at end of period	$5,551	$40,802

Summary of change in certain working capital components, net of effects of acquired businesses:
Increase in accounts receivable	$(443)	$(136)
Decrease in inventory	194	382
Increase in prepaid expenses and other current assets	(527)	(137)
Increase in accounts payable and accrued expenses	3,751	1,036
Increase in prepaid corporate income taxes	(3,012)	(1,050)
(Decrease) increase in deferred revenue	2,450	(322)

Net changes in working capital components	$2,413	$(227)